Exhibit 10.4

Compensation Committee
Virgin Media Inc.
909 Third Avenue, Suite 2863
New York, New York 10022

26 April 2010

Mr. Neil Berkett
Chief Executive Officer
Virgin Media Inc.
Media House
Bartley Wood Business Park
Hook, Hampshire RG27 9UP

Dear Neil,

This letter sets out the Compensation Committee’s decisions in respect of changes to your compensation for 2010.

The Committee has determined to increase your salary from £550,000 to £650,000 with effect from 1 April 2010.

Insofar as your equity compensation is concerned, the Committee has concluded as follows:

You will receive:

(i) an options grant (with standard time vesting of 20% per year over five years with vesting on January 1st of each year and with vesting of the first tranche occurring on 1 January 2011) with a mid-market face value on the date of grant equal to 200% of your salary (all references to your salary in this letter refer to your increased salary as described above).  Note that the options that are issued under the Company Share Ownership Plan (“CSOP”) will vest on 1 January 2013 but your exercise of them will need to comply with the additional requirements of the CSOP (which, e.g., restrict exercise prior to 26 April 2013) in order to benefit from the preferred tax treatment provided by the CSOP;

(ii) a restricted stock unit (RSU) grant (with standard cliff vesting in 2013 with the same performance conditions and vesting date as the 2010-2012 LTIP but with a modified vsting schedule as separately disclosed to you) with a mid-market value on the date of grant equal to 250% of your salary; and

(iii) an RSU grant with a mid-market value on the date of grant equal to 50% of your salary that would vest in 2011 (on the same date as the 2008 LTIP vests)

Specifically, the grant referenced in (iii) above would vest in 2011 subject to achievement of the following performance standards (each on an “all or nothing” basis):

1.              One-third vesting based on achievement of an agreed subscriber growth target for 2010.

2.              One-third vesting based on achievement of both: (i) an agreed revenue growth target for 2010; and (ii) an agreed gross margin growth target for 2010.

3.              One-third vesting based on achievement of an agreed simple cash flow target for 2010.  Any shares remaining as a result of rounding would be allocated to this category.

You have accepted this proposal, and the Committee and you have agreed that the grant date for these equity awards will be today, 26 April 2010.

Congratulations!  We very much appreciate your outstanding contribution to the Company and look forward to continuing to working with you in the coming years.

Sincerely,

/s/ Charles Allen

Charles Allen
Chairman, Compensation Committee